UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 5, 2021

COLONY CAPITAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-37980	46-4591526
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
750 Park of Commerce Drive, Suite 210
Boca Raton, Florida 33487
(Address of Principal Executive Offices, Including Zip Code)
(561) 544-7475
Registrant’s telephone number, including area code:
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, $0.01 par value	CLNY	New York Stock Exchange
Preferred Stock, 7.50% Series G Cumulative Redeemable, $0.01 par value	CLNY.PRG	New York Stock Exchange
Preferred Stock, 7.125% Series H Cumulative Redeemable, $0.01 par value	CLNY.PRH	New York Stock Exchange
Preferred Stock, 7.15% Series I Cumulative Redeemable, $0.01 par value	CLNY.PRI	New York Stock Exchange
Preferred Stock, 7.125% Series J Cumulative Redeemable, $0.01 par value	CLNY.PRJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01 Entry into a Material Definitive Agreement.

Share Purchase Agreement

On June 5, 2021, Colony Capital, Inc., a Maryland corporation (the "Company"), through Colony Capital Operating Company, LLC and certain other of its subsidiaries (the "Sellers"), entered into a Purchase Agreement (the "Agreement") with Fortress Investment Group LLC through its affiliate, CF Troy Holdings, LLC (the "Buyer") under which the Buyer has agreed to buy the bulk of the Company's OED portfolio of real estate assets for an aggregate purchase price of approximately $535,000,000 (the “Purchase Price”) subject to customary adjustments (the "OED Portfolio Sale") and such sale being subject to the terms and conditions of the Agreement (the "Acquisition"). The Purchase Price will also be adjusted if consents with respect to certain assets cannot be obtained.

Pursuant to the Agreement, and subject to the terms and conditions contained therein, at the closing of the Acquisition, the Buyer will acquire, directly or indirectly through its subsidiaries, those interests in the specific Company's portfolio assets, and certain general partner and management rights relating to those portfolio assets.

The parties’ obligations to consummate the Acquisition are subject to customary closing conditions, including regulatory approvals, filings and third-party consents (including Colony fund level consents). There is no financing condition to closing the Acquisition. The parties to the Agreement have each made customary representations and warranties and covenants in the Agreement.

Each of the Sellers and the Buyer may terminate the Agreement if (i) the parties agree by mutual written consent to terminate the Agreement, (ii) any governmental entity having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Agreement, (iii) the closing has not occurred on or prior to December 31, 2021 (subject to extension to March 31, 2022 if the parties are still in good faith pursuing outstanding required consents listed in the Agreement), (iv) the other party has breached its representations and warranties or covenants, subject to customary materiality qualifications and abilities to cure and (v) the allocable amount attributable to certain interests excluded from the transaction at the Sellers’ option is greater than 35% of the Purchase Price. Upon valid termination of the Agreement, within three business days after such termination, the parties will cause the escrow agent to return to Buyer in cash by wire transfer of immediately available funds an amount equal to $40,000,000 (such amount, as may be modified pursuant to the terms of the escrow agreement, the "Escrow Amount"). In the Event the Agreement is terminated by the Sellers as a result of breach of the Buyer's representations and warranties and covenants, within three business days after such termination, the parties will cause the escrow agent to pay to the Sellers in cash by wire transfer of immediately available funds an amount equal to the Escrow Amount.

The Company expects to close the OED Portfolio Sale in the fourth quarter of 2021; however, there is no assurance that the transaction will close in the timeframe contemplated or on the terms anticipated, if at all.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Purchase Agreement, dated June 5, 2021, between Colony Capital Operating Company, LLC and CF Troy Holdings LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 10, 2021	COLONY CAPITAL, INC.

		By:	/s/ Jacky Wu
Jacky Wu
Executive Vice President and Chief Financial Officer